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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[ ] Form 3 Holdings Reported

[X] Form 4 Transactions Reported

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1. Name and Address of Reporting Person*

   Chisick              Brian
--------------------------------------------------------------------------------
   (Last)               (First)                 (Middle)

                            17305 Von Karman Avenue
--------------------------------------------------------------------------------
                                    (Street)

   Irvine                           CA                                92614
--------------------------------------------------------------------------------
   (City)                           (State)                           (Zip)


================================================================================
2. Issuer Name and Ticker or Trading Symbol

   First Alliance Corporation (FACO)

================================================================================
3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Statement for Month/Year

   December 31, 1998
================================================================================
5. If Amendment, Date of Original (Month/Year)


================================================================================
6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [ X ]   Director                             [ X ]   10% Owner
   [ X ]   Officer (give title below)           [   ]   Other (specify below)

   Chief Executive Officer/President

================================================================================
7. Individual or Joint/Group Filing
   (Check applicable line)

   [ X ] Form filed by one Reporting Person
   [   ] Form filed by more than one Reporting Person


================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                 5.             6.
                                                                 4.                              Amount of      Owner-
                                                                 Securities Acquired (A) or      Securities     ship
                                                                 Disposed of (D)                 Beneficially   Form:    7.
                                                                 (Instr. 3, 4 and 5)             Owned at End   Direct   Nature of
                                      2.            3.           -----------------------------   of Issuer's    (D) or   Indirect
1.                                    Transaction   Transaction                  (A)             Fiscal Year    Indirect Beneficial
Title of Security                     Date          Code             Amount      or     Price    (Instr. 3      (I)      Ownership
(Instr. 3)                            (mm/dd/yy)    (Instr. 8)                   (D)             & 4)           (Instr.4)(Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

Class A Common Stock                  09/24/98       P4                3,000     A      $6.56    11,596,117     I        By Self as
                                                                                                                         Custodian
                                                                                                                         for the
                                                                                                                         benefit of
                                                                                                                         Kaeta
                                                                                                                         Chisick
-----------------------------------------------------------------------------------------------------------------------------------
Class A Common Stock                  12/03/98       P4                  500(1)  A      $4.625                  I        By Trust(1)
-----------------------------------------------------------------------------------------------------------------------------------
Class A Common Stock                  12/02/98       P4                  500(1)  A      $4.50                   I        By Trust(1)
-----------------------------------------------------------------------------------------------------------------------------------
Class A Common Stock                  12/01/98       P4                  500(1)  A      $4.1875                 I        By Trust(1)
-----------------------------------------------------------------------------------------------------------------------------------
Class A Common Stock                  12/01/98       P4                  500(1)  A      $4.25                   I        By Trust(1)
-----------------------------------------------------------------------------------------------------------------------------------
Class A Common Stock                  11/30/98       P4                  500(2)  A      $4.50                   I        By Trust(1)
-----------------------------------------------------------------------------------------------------------------------------------
Class A Common Stock                  11/30/98       P4                  500(2)  A      $5.00                   I        By Trust(1)
-----------------------------------------------------------------------------------------------------------------------------------
Class A Common Stock                  11/25/98       P4                1,000(2)  A      $5.1875                 I        By Trust(1)
-----------------------------------------------------------------------------------------------------------------------------------
Class A Common Stock                  10/29/98       P4                1,000(3)  A      $5.875                  I        By Trust(1)
-----------------------------------------------------------------------------------------------------------------------------------
Class A Common Stock                  09/01/98       P                30,000(4)  A      $7.50                   I        (1)
------------------------------------------------------------------------------------------------------------------------------------
Class A Common Stock                  09/02/98       P                10,000(4)  A      $7.625                  I        (1)
------------------------------------------------------------------------------------------------------------------------------------
Class A Common Stock                  09/04/98       P                25,000(4)  A      $6.60                   I        (1)
------------------------------------------------------------------------------------------------------------------------------------
Class A Common Stock                  09/04/98       P                10,000(4)  A      $6.625                  I        (1)
------------------------------------------------------------------------------------------------------------------------------------
Class A Common Stock                  09/04/98       P                 5,000(4)  A      $6.75                   I        (1)
------------------------------------------------------------------------------------------------------------------------------------
Class A Common Stock                  09/09/98       P                20,000(4)  A      $6.4375                 I        (1)
------------------------------------------------------------------------------------------------------------------------------------
Class A Common Stock                  09/10/98       P                25,000(4)  A      $6.375                  I        (1)
------------------------------------------------------------------------------------------------------------------------------------
Class A Common Stock                  09/11/98       P                20,000(4)  A      $6.46875                I        (1)
------------------------------------------------------------------------------------------------------------------------------------
Class A Common Stock                  09/14/98       P                30,000(4)  A      $6.50                   I        (1)
------------------------------------------------------------------------------------------------------------------------------------
Class A Common Stock                  09/15/98       P                10,000(4)  A      $6.75                   I        (1)
------------------------------------------------------------------------------------------------------------------------------------
Class A Common Stock                  09/16/98       P                20,000(4)  A      $6.875                  I        (1)
------------------------------------------------------------------------------------------------------------------------------------
Class A Common Stock                  09/16/98       P                 5,000(4)  A      $7.125                  I        (1)
------------------------------------------------------------------------------------------------------------------------------------
Class A Common Stock                  09/21/98       P                10,000(4)  A      $6.5625                 I        (1)
------------------------------------------------------------------------------------------------------------------------------------
Class A Common Stock                  09/22/98       P                20,000(4)  A      $6.50                   I        (1)
------------------------------------------------------------------------------------------------------------------------------------
Class A Common Stock                  09/22/98       P                10,000(4)  A      $6.5625                 I        (1)
------------------------------------------------------------------------------------------------------------------------------------
Class A Common Stock                  09/23/98       P                10,000(4)  A      $6.50                   I        (1)
------------------------------------------------------------------------------------------------------------------------------------
Class A Common Stock                  09/24/98       P                10,000(4)  A      $6.50                   I        (1)
------------------------------------------------------------------------------------------------------------------------------------
Class A Common Stock                  08/07/98       P               100,000(4)  A      $7.00                   I        (1)
------------------------------------------------------------------------------------------------------------------------------------
Class A Common Stock                  08/14/98       P                70,000(4)  A      $7.00                   I        (1)
------------------------------------------------------------------------------------------------------------------------------------
Class A Common Stock                  08/27/98       P                25,000(4)  A      $8.375                  I        (1)
------------------------------------------------------------------------------------------------------------------------------------
Class A Common Stock                  08/27/98       P                50,000(4)  A      $8.50                   I        (1)
------------------------------------------------------------------------------------------------------------------------------------
Class A Common Stock                  08/31/98       P                10,000(4)  A      $8.00                   I        (1)
------------------------------------------------------------------------------------------------------------------------------------
Class A Common Stock                  06/04/98       P                 5,000(4)  A      $10.75                  I        (1)
------------------------------------------------------------------------------------------------------------------------------------
Class A Common Stock                  06/04/98       P                 5,000(4)  A      $10.875                 I        (1)
------------------------------------------------------------------------------------------------------------------------------------
Class A Common Stock                  06/04/98       P                 5,000(4)  A      $11.00                  I        (1)
------------------------------------------------------------------------------------------------------------------------------------
Class A Common Stock                  06/04/98       P                15,000(4)  A      $11.0625                I        (1)
------------------------------------------------------------------------------------------------------------------------------------
Class A Common Stock                  06/04/98       P                20,000(4)  A      $11.125                 I        (1)
====================================================================================================================================

Item 4. (1)  The information contained in this filing was previously contained
------- in Form 4 filed with the Commission on January 6, 1999; however, the Form 4 was inadvertently filed using the incorrect CIK for the subject company.

        (2) The information contained in this filing was previously contained in Form 4 filed with the Commission on December 7, 1998; however, the Form 4 was inadvertently filed using the incorrect CIK for the subject company.

        (3) The information contained in this filing was previously contained in Form 4 filed with the Commission on November 6, 1998; however, the Form 4 was inadvertently filed using the incorrect CIK for the subject company.

        (4) The information contained in this filing was previously contained in Form 4 filed with the Commission on October 8, 1998; however, the Form 4 was inadvertently filed using the incorrect CIK for the subject company.

Item 7. (1)  These shares are held in trust for the benefit of the reporting
------- person and the reporting persons spouse, both of whom are co-trustees of said trust.

*    If the form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-                      Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.                Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   4.       or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Trans-   of (D)        (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     action   (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  Code     4 and 5)      Date     Expira-            Number  ity      Year      (I)      ship
Security            Secur-   Day/     (Instr.  ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    8)        (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------

Stock Option        $4.44    12/04/98 A         54,085       See      12/04/08 Class A   54,085           54,085    D
(right to buy)                                               below             Common
                                                                               Stock
------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses:

   6. 13,521.5 exercisable on each of June 4, 1999, June 4, 2000, June 4, 2001 and June 4, 2002.


          /s/ Brian Chisick                                 February 5, 1999
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

     Alternatively, this Form is permitted to be submitted to the Commission in electronic format at the option of the reporting person pursuant to Rule 101(b)(4) of Regulation S-T.

                                  Page 2 of 2